UNANIMOUS WRITTEN CONSENT
OF THE BOARD OF DIRECTORS OF
FRIENDLY AUTO DEALERS, INC.
A Nevada Corporation

The undersigned, being all of the directors of Friendly Auto Dealers, Inc., a Nevada corporation (the “Corporation”), hereby adopt the following recitals and resolutions by their written consent thereto, effective as of March 11, 2009, hereby waiving all notice of and the holding of a meeting of the directors to act upon such resolutions.

ISSUANCE OF FORM S-8 SHARES; ADOPTION OF 2009 STOCK INCENTIVE PLAN

WHEREAS, it is convenient and necessary that the Corporation seek and retain qualified individuals to consult and/or otherwise provide necessary services to the Corporation;

WHEREAS, while in the development stage, the Corporation may not have adequate cash or other forms of consideration necessary to hire and retain such qualifying individuals;

RESOLVED, that the board of directors hereby approves and authorizes the Corporation to adopts the “2009 Stock Incentive Plan” and directs the filing of a Registration Statement on Form S-8 registering ten million (10,000,000) shares of common stock to be administered pursuant thereto;

RESOLVED FURTHER, that the appropriate officers of the Corporation be, and they hereby are, authorized and empowered to execute such documents, take such steps and perform such acts as, in their judgment, may be necessary or convenient to carrying out the foregoing resolutions and that any such documents executed or acts taken by them shall be conclusive evidence of authority in so doing.

IN WITNESS WHEREOF, the undersigned have executed this Unanimous Written Consent as of date first written above.

DIRECTORS:

/s/ Tony Lam

Printed Name: Tony Lam,  Chief Executive Officer